UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 10, 2006

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION

This report contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. Some of the things that could cause our actual results to differ from our expectations are: the competitive environment and other trends in our industry; changes in our operating costs including fuel, which can be volatile; our ability to meet our cost reduction goals; our inability to achieve or maintain profitability and fluctuations in our quarterly results; our significant indebtedness; our inability to secure new aircraft financing; the implementation of our growth strategy; the timing of the MD-80 fleet disposal, the market value of MD-80 aircraft, and the amounts of potential lease termination payments with lessors and sublease payments from sublessees; compliance with our financial covenants; potential downgrades of our credit ratings and the availability of financing; the concentration of our revenue from a few key markets; general economic conditions, as well as economic conditions in the geographic regions we serve; actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities; insurance costs; labor disputes; our ability to attract and retain qualified personnel; an aircraft accident or incident; liability and other claims asserted against us; operational disruptions; increases in government fees and taxes; changes in laws and regulations; our reliance on automated systems; and our reliance on third-party vendors and partners. For a discussion of these and other risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and Item 1A of the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2006. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results; performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ITEM 7.01.	Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2006. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and other noted items, provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of financial performance without mark-to-market hedging gains and losses is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

Third Quarter 2006

Alaska Airlines

The Company recently bought out five of its nine long-term MD-80 aircraft leases and acquired the underlying aircraft as part of its fleet transition plan. As a result of these transactions, we expect to record a pretax charge of approximately $55-60 million in the third quarter.

In addition, the Company will also record a charge related to a voluntary severance package contained in the recently ratified four-year agreement with clerical, office and passenger service employees (COPS), and the ramp service and store agents (RSSA), all represented by the International Association of Machinists (IAM). Based on the most recently available information, we expect about 485 employees to participate in the program resulting in a pretax charge of approximately $30 million. This amount is higher than the $20 million previously disclosed primarily due to more recent information about the average payout per employee determined once the final list of affected employees was tallied.

The unit-cost impact of the above charges is summarized in the forecast below.

	Forecast Q3 2006	Change Yr/Yr
Alaska
Capacity (ASMs in millions)	6,150	6%
Fuel gallons (000,000)	94.8	5%
Cost per ASM as reported on a GAAP basis (cents)*	13.1	38%
Less: IAM restructuring charge (cents)*	0.5	NM
Less: MD-80 lease buyout (cents)*	1.0	NM
Less: Fuel cost per ASM (cents)*	4.1	95%

Cost per ASM excluding fuel (cents)*	7.4	(2)%

NM = Not meaningful

Alaska’s September traffic increased 5.9% to 1.403 billion RPMs from 1.325 billion flown a year earlier. Capacity during September was 1.907 billion ASMs, 4.2% higher than the 1.831 billion in September 2005. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 73.6%, compared to 72.4% in September 2005. The airline carried 1,365,700 passengers compared to 1,343,400 in September 2005.

In August 2006, passenger RASM increased 5.6% compared to August 2005. However, total RASM increased 3.5% because of lower Mileage Plan revenues. In July 2006, RASM increased 6.6% compared to July 2005 primarily due to increased yields.

*

For Alaska, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ from actual results due to the volatility of fuel prices. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices, the finalization of the IAM severance package and MD-80 lease buyouts. Fuel cost per ASM above includes our estimate of fuel hedging gains that we expect to realize on settled hedges during the quarter and actual mark-to-market hedging losses recognized in the third quarter for hedges that settle in future periods. See pages 5 and 6 for additional information regarding fuel costs.

Horizon Air

	Forecast Q3 2006	Change Yr/Yr
Horizon
Capacity (ASMs in millions)	951	5%
Fuel gallons (000,000)	14.7	8%
Cost per ASM as reported on a GAAP basis (cents)*	18.0	21%
Less: Fuel cost per ASM (cents)*	4.1	93%

Cost per ASM excluding fuel (cents)*	13.9	9%

Horizon’s forecast cost per ASM excluding fuel increased to 13.9 cents from 13.7 cents in our prior forecast due to the accrual of an unexpected tax contingency which the company plans to appeal.

Horizon’s September traffic increased 4.6% to 218.6 million RPMs from 208.9 million flown a year earlier. Capacity for September was 301.6 million ASMs, 3.8% higher than the 290.6 million in September 2005. The passenger load factor for the month was 72.5%, compared to 71.9% in September 2005. The airline carried 567,400 passengers compared to 536,000 in September 2005.

In August 2006, overall RASM increased by 10.2% compared to August 2005 due to significant increase in RASM for native network flying resulting from higher load factors and increasing yields. RASM for the Frontier contract flying increased by 4.2% from August 2005 due to revenue gains tied to contractual rate increases. The allocation of Horizon’s ASMs is summarized as follows:

	% of ASMs	RASM change
Native Network	80%	9.4%
Frontier contract	20%	4.2%

In July 2006, overall RASM increased by 10.5% compared to July 2005.

*	For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. Fuel cost per ASM above includes our estimate of fuel hedging gains that we expect to realize on settled hedges during the quarter and actual mark-to-market hedging losses recognized in the third quarter for hedges that settle in future periods. See pages 5 and 6 for additional information regarding fuel costs.

Other Financial Information

Liquidity and Capital Resources

Cash and short-term investments totaled approximately $1.1 billion as of September 30, 2006.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods that exclude the mark-to-market hedging gains/losses recorded on a GAAP basis and include the cash received or due on hedge positions settled during the period (although the related impact may have been recognized for financial reporting purposes in a prior period). We refer to this as the comparison of “economic fuel cost,” which is presented below for July and August 2006.

Calculation of Economic Fuel Cost Per Gallon

July and August 2006 (unaudited)	Alaska Airlines ($ in millions)	Alaska Airlines Cost/Gal	Horizon Air ($ in millions)	Horizon Air Cost/Gal
Raw or “into-plane” fuel cost	$156.0	$2.40	$23.7	$2.38
Less: gains on settled hedges*	(17.9)	(0.28)	(2.9)	(0.29)
Economic fuel expense	$138.1	$2.12	$20.8	$2.09
Add: Mark-to-market losses related to hedges that settle in future periods, net of the reclassification of previously recorded mark-to-market gains on settled hedges*	24.8	0.38	4.0	0.40
GAAP fuel expense*	$162.9	$2.50	$24.8	$2.49

*	Beginning in the first quarter of 2006, the Company records all fuel hedging activity, including mark-to-market gains and losses, in aircraft fuel expense.

For Alaska and Horizon, economic fuel expense per gallon for the quarter is expected to be approximately $2.08 and $2.05, respectively. September mark-to-market losses (as defined in the table above) are expected to be approximately $36 million for the combined Air Group, bringing the total losses for the quarter to approximately $65 million.

The company resumed its fuel hedging activity in the third quarter. The majority of the Company’s hedge instruments, including recent additions, are call options, which allow the Company to benefit if fuel prices decline. Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Fourth Quarter 2006	35%	$46.10
First Quarter 2007	35%	$56.63
Second Quarter 2007	29%	$55.32
Third Quarter 2007	32%	$54.08
Fourth Quarter 2007	22%	$55.22
First Quarter 2008	18%	$59.77
Second Quarter 2008	12%	$62.56
Third Quarter 2008	11%	$62.16
Fourth Quarter 2008	10%	$61.77

Operating Fleet Plan

The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand as of the date of this report.

	Seats	On Hand October 10, 2006
Alaska Airlines
B737-200C	111	5
B737-400F**	—	1
B737-400	144	39
B737-700	124	22
B737-800	157	9
B737-900	172	12
MD-80	140	24

Total		112

Horizon Air
Q200	37	28
Q400	74	20
CRJ 700	70	21

Total		69

The following table summarizes firm aircraft commitments for Alaska (B737-800) and Horizon (Q400) by year, excluding aircraft that have already been delivered in 2006:

	2006		2007	2008	2009	2010	Thereafter	Total
B737-800	6	*	14	8	4	6	3	41
Q-400	2		11	—	—	—	—	13

Totals	8		25	8	4	6	3	54

*	Includes operating lease agreements for two aircraft to be delivered in October and November of 2006.

In addition to the firm orders noted above, Alaska has options to acquire 28 additional B737-800s and purchase rights for 27 more. The company expects to exercise additional options and purchase rights on B737-800 order in the future as a result of acceleration of the retirement of its MD-80 fleet. Horizon has options to acquire 19 Q400s and 15 CRJ700s.

Giving consideration to the current fleet transition plan, the following table displays the currently anticipated fleet count for Alaska as of December 31, 2006, 2007 and 2008:

	2006	2007	2008
737-200	2	0	0
MD80	22	15	0
737-400	37	35	35
737-400F**	1	1	1
737-400C**	2	4	4
737-700	22	20	20
737-800*	15	29	42
737-900	12	12	12

Totals	113	116	114

*	Includes options for four aircraft in 2008, which have not yet been exercised. The total also assumes Alaska will identify one airplane for delivery in 2008 for which the Company has not secured a delivery position.

**	F=Freighter; C=Combination freighter/passenger

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: October 10, 2006

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer